Exhibit 16.1

July 13, 2001



Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 13, 2001, of WorldWide Web NetworX Corporation and are in agreement with the statements contained in the first paragraph. We have no basis to agree or disagree with any other statements of the registrant contained therein. We have previously filed a letter dated June 12, 2001 addressing WorldWide Web NetworX Corporation's disclosures of the change in auditors.

Very truly yours,

/s/  Ernst & Young LLP
Philadelphia, Pennsylvania